EXHIBIT 99(a)

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors of

J. C. Penney Company, Inc.:

We have audited the accompanying consolidated balance sheets of J. C. Penney Company, Inc. and Subsidiaries as of January 31, 2004 and January 25, 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J. C. Penney Company, Inc. and Subsidiaries as of January 31, 2004 and January 25, 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended January 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 of the Notes to the Consolidated Financial Statements, the Company changed its method of determining inflation/deflation rates used in the valuation of LIFO inventories in fiscal year 2002, and the Company adopted the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in fiscal year 2002.

/s/    KPMG LLP

Dallas, Texas

February 26, 2004

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	2003	2002	2001
Retail sales, net	$17,786	$17,633	$18,092
Cost of goods sold	11,166	11,299	12,010

Gross margin	6,620	6,334	6,082
Selling, general and administrative expenses	5,830	5,634	5,529
Net interest expense	261	226	231
Real estate and other (income)/expense	(17)	59	48

Income from continuing operations before income taxes	546	415	274
Income tax expense	182	130	92

Income from continuing operations	$364	$285	$182

Discontinued operations, net of income tax expense/(benefit) of $876, $49 and $(9)	$(1,292)	$120	$(84)

Net (loss)/income	$(928)	$405	$98
Less: preferred stock dividends	25	27	29

Net (loss)/income applicable to common stockholders	$(953)	$378	$69

Earnings per share from continuing operations:
Basic	$1.25	$0.96	$0.58
Diluted	$1.21	$0.95	$0.57

(Loss)/earnings per share:
Basic	$(3.50)	$1.41	$0.26
Diluted	$(3.13)	$1.36	$0.26

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

($ in millions, except per share data)	2003	2002
Assets
Current assets
Cash and short-term investments	$2,994	$2,474
Receivables (net of bad debt reserves of $5 and $4)	233	224
Merchandise inventory (net of LIFO reserves of $43 and $49)	3,156	2,970
Prepaid expenses	130	90

Total current assets	6,513	5,758
Property and equipment, net	3,515	3,604
Prepaid pension	1,320	1,150
Goodwill	42	35
Other assets	556	491
Assets of discontinued operations (net of fair value adjustment of $450 and $0)	6,354	6,749

Total Assets	$18,300	$17,787

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,551	$2,274
Short-term debt	18	13
Current maturities of long-term debt	242	276
Deferred taxes	943	—

Total current liabilities	3,754	2,563
Long-term debt	5,114	4,897
Deferred taxes	1,217	1,159
Other liabilities	804	782
Liabilities of discontinued operations	1,986	2,016

Total Liabilities	12,875	11,417
Stockholders’ Equity
Preferred stock, no par value and stated value of $600 per share; authorized, 25 million shares; issued and outstanding, 0.5 million and 0.6 million shares Series B ESOP convertible preferred	304	333
Common stock, par value $0.50 per share; authorized, 1,250 million shares; issued and outstanding 274 million and 269 million shares	3,531	3,423
Reinvested earnings	1,728	2,817
Accumulated other comprehensive (loss)	(138)	(203)

Total Stockholders’ Equity	5,425	6,370

Total Liabilities and Stockholders’ Equity	$18,300	$17,787

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

($ in millions)	Preferred Stock	Common Stock	Reinvested Earnings	Accumulated Other Comprehensive (Loss)/Income	Total Stockholders’ Equity
January 27, 2001	$399	$3,294	$2,636	$(70)	$6,259

Net income			98		98
Unrealized gain on investments				12	12
Reclassification adjustment for gains included in income from continuing operations, net of taxes				(1)	(1)
Currency translation adjustments				(29)	(29)
Non-qualified plan minimum liability adjustment				(51)	(51)
Other comprehensive income from discontinued operations				2	2

Total comprehensive income					31
Dividends declared			(161)		(161)
Common stock issued		30			30
Preferred stock redeemed	(36)				(36)
Vesting of restricted stock awards		6			6

January 26, 2002	363	3,330	2,573	(137)	6,129

Net income			405		405
Unrealized gain on investments				8	8
Reclassification adjustment for gains included in income from continuing operations, net of taxes				(3)	(3)
Currency translation adjustments				(54)	(54)
Non-qualified plan minimum liability adjustment				(7)	(7)
Other comprehensive (loss) from discontinued operations				(10)	(10)

Total comprehensive income					339
Dividends declared			(161)		(161)
Common stock issued		89			89
Preferred stock redeemed	(30)				(30)
Vesting of restricted stock awards		4			4

January 25, 2003	333	3,423	2,817	(203)	6,370
Net (loss)			(928)		(928)
Unrealized gain on investments				41	41
Currency translation adjustments				25	25
Non-qualified plan minimum liability adjustment				(24)	(24)
Reclassification adjustment for currency translation loss included in discontinued operations				25	25
Other comprehensive (loss) from discontinued operations				(2)	(2)

Total comprehensive (loss)					(863)
Dividends declared			(161)		(161)
Common stock issued		104			104
Preferred stock redeemed	(29)				(29)
Vesting of restricted stock awards		4			4

January 31, 2004	$304	$3,531	$1,728	$(138)	$5,425

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	2003	2002	2001
Cash flows from operating activities:
Income from continuing operations	$364	$285	$182
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Asset impairments, PVOL and other unit closing costs	35	77	67
Depreciation and amortization	394	369	369
Net gains on sale of assets	(51)	(18)	(84)
Company contributions to savings and profit sharing plans	—	47	58
Benefit plans expense/(income)	135	30	(73)
Pension contribution	(300)	(300)	—
Stock-based compensation	9	6	8
Deferred taxes	137	96	18
Change in cash from:
Receivables	3	(13)	28
Inventory	(100)	43	348
Prepaid expenses and other assets	(36)	(17)	(29)
Accounts payable and accured expenses	94	53	(401)
Current income taxes payable	(17)	(102)	(162)
Other liabilities	145	(34)	111

Net cash provided by operating activities	812	522	440

Cash flows from investing activities:
Capital expenditures	(373)	(315)	(315)
Proceeds from sale of discontinued operations	20	—	1,306
Proceeds from sale of assets	100	38	61

Net cash (used in)/provided by investing activities	(253)	(277)	1,052

Cash flows from financing activities:
Change in short-term debt	5	(2)	15
Net proceeds from the issuance of long-term debt	607	27	630
Payment of long-term debt, including capital leases	(450)	(926)	(257)
Common stock issued, net	52	30	30
Preferred stock redeemed	(29)	(30)	(36)
Dividends paid, preferred and common	(160)	(161)	(161)

Net cash provided by/(used in) financing activities	25	(1,062)	221

Cash (paid to)/received from discontinued operations	(64)	451	183

Net increase/(decrease) in cash and short-term investments	520	(366)	1,896
Cash and short-term investments at beginning of year	2,474	2,840	944

Cash and short-term investments at end of year	$2,994	$2,474	$2,840

The accompanying notes are an integral part of these Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

JCPenney was founded by James Cash Penney in 1902 and has grown to be a major retailer, operating 1,020 JCPenney department stores throughout the United States and Puerto Rico and 58 Renner Department Stores in Brazil. The Company sells family apparel, jewelry, shoes, accessories and home furnishings to customers through Department Stores, Catalog and the Internet. In addition, the Department Stores provide services, such as salon, optical, portrait photography and custom decorating, to customers.

Basis of Presentation

The consolidated financial statements present the results of J. C. Penney Company, Inc. and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Effective January 27, 2002, J. C. Penney Company, Inc. changed its corporate structure to a holding company format. As part of this structure, J. C. Penney Company, Inc. changed its name to J. C. Penney Corporation, Inc. (JCP) and became a wholly owned subsidiary of a newly formed affiliated holding company (Holding Company). The Holding Company assumed the name J. C. Penney Company, Inc. The Holding Company has no direct subsidiaries other than JCP. The Holding Company has no independent assets or operations. All outstanding shares of common and preferred stock were automatically converted into the identical number and type of shares in the Holding Company. Stockholders’ ownership interests in the business did not change as a result of the new structure. Shares of the Company remain publicly traded under the same symbol (JCP) on the New York Stock Exchange. The Holding Company is a co-obligor (or guarantor, as appropriate) regarding the payment of principal and interest on JCP’s outstanding debt securities. The guarantee by the Holding Company of certain of JCP’s outstanding debt securities is full and unconditional. The Holding Company and its consolidated subsidiaries, including JCP, are collectively referred to in this Annual Report as “Company” or “JCPenney,” unless indicated otherwise.

Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While actual results could differ from these estimates, management does not expect the differences, if any, to have a material effect on the financial statements.

The most significant estimates relate to inventory valuation under the retail method, specifically permanent reductions to retail prices (markdowns) and adjustments for shortages (shrinkage); valuation of long-lived and intangible assets, including goodwill; and valuation allowances and reserves, specifically those related to closed stores, workers’ compensation and general liability, environmental contingencies, income taxes and litigation. Closed store reserves are established for the estimated present value of lease obligations (PVOL) and other exit costs. Workers’ compensation and general liability reserves are based on actuarially determined estimates of claims that have been reported, as well as those incurred but not yet reported resulting from historical experience and current data. Environmental remediation reserves are estimated using a range of potential liability, based on the Company’s experience and consultation with independent engineering firms and in-house legal counsel, as appropriate. Income taxes are estimated for each jurisdiction in which the Company operates. Deferred tax assets are evaluated for recoverability, and a valuation allowance is recorded if it is deemed more likely than not that the asset will not be realized. Litigation reserves are based on management’s best estimate of potential liability, with consultation of in-house and outside counsel, and are based upon a combination of litigation and settlement strategies.

Fiscal Year

The Company’s fiscal year ends on the last Saturday in January. Fiscal 2003, which contained 53 weeks, ended January 31, 2004; fiscal 2002 ended January 25, 2003; and fiscal 2001 ended January 26, 2002. Both fiscal 2002 and 2001 contained 52 weeks. The accounts of Renner are on a calendar-year basis.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. None of the reclassifications impacted the Company’s net earnings/(loss) in any period.

Merchandise and Services Revenue Recognition

Revenue, net of returns, is recorded at the point of sale when payment is made and customers take possession of the merchandise in department stores, at the point of shipment of merchandise ordered through Catalog/Internet or, in the case of services, the customer has received the benefit of the service, such as salon, portrait, optical or custom decorating. Commissions earned on sales generated by licensed departments are included as a component of retail sales. Shipping and handling fees charged to customers are also recorded as retail sales with related costs recorded as cost of goods sold. An allowance has been established for estimated merchandise returns.

Prior to January 2002, the Company recorded revenue on a Catalog/Internet order when the customer picked up and paid for the merchandise at a department store.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advertising

Advertising costs, which include newspaper, television, radio and other media advertising, are expensed either as incurred or the first time the advertising occurs, and were $1,118 million, $1,028 million and $893 million for 2003, 2002 and 2001, respectively. These totals include catalog book costs of $264 million, $260 million and $269 million for 2003, 2002 and 2001, respectively. Catalog book preparation and printing costs, which are considered direct response advertising, are charged to expense over the productive life of the catalog, not to exceed eight months. Included in other assets are deferred catalog book costs of $77 million as of January 31, 2004 and $73 million as of January 25, 2003.

Vendor Allowances

The Company receives vendor support in the form of cash payments or allowances through a variety of programs, including cooperative advertising, markdown reimbursements, vendor compliance and defective merchandise. The Company has agreements in place with each vendor setting forth the specific conditions for each allowance or payment. Depending on the arrangement, the Company either recognizes the allowance as a reduction of current costs or defers the payment over the period the related merchandise is sold. If the payment is a reimbursement for costs incurred, it is offset against those related costs; otherwise, it is treated as a reduction to the cost of merchandise.

For cooperative advertising programs, the Company generally offsets the allowances against the related advertising expense. Many of these programs require proof-of-advertising to be provided to the vendor to support the reimbursement of the incurred cost. Programs that do not require proof-of-advertising are monitored to ensure that the allowance provided by each vendor is a reimbursement of costs incurred to advertise for that particular vendor. If the allowance exceeds the advertising costs incurred on a vendor specific basis, then the excess allowance for the vendor is recorded as a reduction of merchandise cost.

Markdown reimbursements are negotiated by the buying team after the related merchandise is sold and the markdown information is known; consequently, they are credited directly to cost of goods sold in the period received.

Vendor compliance charges reimburse the Company for incremental merchandise handling expenses incurred due to a vendor’s failure to comply with the Company’s established shipping or merchandise preparation requirements. Due to the strict recordkeeping requirements and related cost/benefit considerations, vendor compliance arrangements entered into after December 31, 2002 are recorded as a reduction of the cost of the merchandise. Allowances or cash from vendor compliance arrangements entered into prior to December 31, 2002 are recorded as a reduction of merchandise handling costs.

The accounting policices described above are in compliance with Emerging Issues Task Force 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” and were adopted by the Company in the first quarter of 2003. This adoption resulted in lower net income of $9 million in 2003 compared to 2002.

Pre-Opening Expenses

Costs associated with the opening of new stores are expensed in the period incurred.

Retirement-Related Benefits

In December 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 132 (revised 2003), “Employers’ Disclosures About Pensions and Other Postretirement Benefits.” This statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” This statement retains the disclosure requirements contained in SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which it replaces. It requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required information should be provided separately for pension plans and for other postre-tirement benefit plans. Most provisions of this statement are effective for financial statements with fiscal years ending after December 15, 2003. The Company implemented the required provisions of SFAS No. 132 (revised 2003) for the year ended January 31, 2004, and has early adopted the disclosures relating to estimated future benefit payments for the qualified pension plan. See Note 15.

The Company accounts for its defined benefit pension plans and its non-pension postretirement benefit plans using actuarial models required by SFAS No. 87 and SFAS No. 106. These models effectively spread changes in asset values, the pension obligation and assumption changes systematically and gradually over the employee service periods. One of the principal components of the net periodic pension calculation is the expected long-term rate of return on plan assets. The required use of the expected long-term rate of return on plan assets may result in recognized pension income that is greater or less than the actual returns on those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns, and therefore, result in a pattern of income and expense that more closely matches the pattern of services provided by employees. Differences between actual and expected returns are recognized gradually in net periodic pension expense or offset by future gains or losses.

The Company uses long-term historical actual return data, the mix of investments that comprise plan assets and future estimates of long-term investment returns by reference to external sources to develop its expected return on plan assets.

The discount rate assumptions used for pension and non-pension postretirement benefit plan accounting reflect the rates available on AA-rated corporate bonds on the October 31 measurement date of each year. The rate of compensation increase is

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

another significant assumption used in the actuarial model for pension accounting and is determined based upon the Company’s long-term plans for such increases. For retiree medical plan accounting, the health care cost trend rates do not have a material impact since dollar limits have been placed on Company contributions.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

Earnings/(Loss) per Common Share

Basic earnings per share (EPS) is computed by dividing net income/(loss) less dividend requirements on the Series B ESOP Convertible Preferred Stock, net of tax as applicable, by the weighted average number of common shares outstanding for the period. Except when the effect would be anti-dilutive at the continuing operations level, the diluted EPS calculation includes the impact of restricted stock units and shares that could be issued under outstanding stock options as well as common shares that would result from the conversion of convertible debentures and convertible preferred stock. In addition, the related interest on convertible debentures (net of tax) and preferred stock dividends (net of tax) are added back to income, since these would not be paid if the debentures or preferred stock were converted to common stock.

Stock-Based Compensation

The Company has a stock-based compensation plan, which is discussed more fully in Note 13. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related Interpretations. No stock-based employee compensation cost is reflected in net income for stock options, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. Compensation expense for restricted stock awards with pro rata vesting is recorded on a straight-line basis over the vesting period, which typically ranges from one to five years.

The following table illustrates the effect on net (loss)/income and EPS as if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock options.

($ in millions, except EPS)	2003	2002	2001
Net (loss)/income, as reported	$(928)	$405	$98
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	5	3	5
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(26)	(23)	(24)

Pro forma net (loss)/income	$(949)	$385	$79
(Loss)/earnings per share:
Basic—as reported	$(3.50)	$1.41	$0.26
Basic—pro forma	$(3.58)	$1.34	$0.19

Diluted—as reported	$(3.13)	$1.36	$0.26
Diluted—pro forma	$(3.20)	$1.30	$0.19

The Company used the Black-Scholes option-pricing model to estimate the grant date fair value of its stock option grants for the periods presented above. The following Black-Scholes assumptions were used to estimate the grant date fair value of stock options:

Option Assumptions	2003	2002	2001
Dividend yield	3.9%	3.9%	4.2%
Expected volatility	42.4%	40.0%	40.2%
Risk-free interest rate	3.4%	4.7%	4.8%
Expected option term	7 years	7 years	5 years
Weighted-average fair value of options at grant date	$6.07	$6.32	$4.36

Comprehensive Income/(Loss)

Comprehensive income/(loss) consists of two components: net income/(loss) and other comprehensive income/(loss). Other comprehensive income/(loss) is the sum of currency translation adjustments, unrealized gains/(losses) on investments and non-qualified plan minimum liability adjustments. Other comprehensive income/(loss) is presented in the Consolidated Statements of Stockholders’ Equity.

Cash and Short-Term Investments

All highly liquid investments with original maturities of three months or less are considered to be short-term investments. The short-term investments consist primarily of eurodollar time deposits and money market funds and are stated at cost, which approximates fair market value.

Total cash and short-term investments were $2,994 million and $2,474 million for 2003 and 2002, respectively, and included restricted short-term investment balances of $87 million and $86 million for the same periods. Restricted balances are pledged as

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

collateral for import letters of credit not included in the bank credit facility and for a portion of casualty insurance program liabilities. Cash and short-term investments on the consolidated balance sheet included $8 million and $6 million of cash for 2003 and 2002, respectively.

Receivables, Net

Net Renner credit card receivables were $89 million and $66 million as of year-end 2003 and 2002, respectively. The corresponding allowance for bad debts was $5 million and $4 million at the end of 2003 and 2002, respectively. Also included in this classification are notes and miscellaneous receivables.

Merchandise Inventories

Inventories are valued primarily at the lower of cost (using the last-in, first-out or “LIFO” method) or market, determined by the retail method for department stores and store support centers (SSCs) and average cost for Catalog/Internet and regional warehouses. The lower of cost or market is determined on an aggregate basis for similar types of merchandise. To estimate the effects of inflation/deflation on ending inventory, an internal index measuring price changes from the beginning to the end of the year is calculated using merchandise cost data at the item level. Prior to 2002, the internal index was based on retail prices. Retail pricing is influenced by such factors as changes in pricing strategies, competitive pricing and changes in styles and fashion, particularly in apparel merchandise. All these factors make it difficult to estimate inflation/deflation rates. Accordingly, management changed the basis of the calculation to vendor cost because it would result in a more accurate measure of inflation/deflation rates used to adjust inventory cost under the LIFO method of inventory valuation. The change resulted in a LIFO provision for 2002 of $6 million versus a credit of $17 million under the prior method. For 2002, net income was lower by $14 million and both basic and diluted EPS were lower by $0.06 as a result of this change. The cumulative effect of the accounting change and pro forma amounts for periods prior to 2002 are not determinable because cost data is not available to calculate internal indices for years prior to 2002.

The total Company LIFO (credits)/charges included in cost of goods sold were $(6) million, $6 million and $(9) million in 2003, 2002 and 2001, respectively. If the first-in, first-out or “FIFO” method of inventory valuation had been used instead of the LIFO method, inventories would have been $43 million and $49 million higher at January 31, 2004 and January 25, 2003, respectively.

Property and Equipment, Net

($ in millions)	Estimated Useful Lives (Years)	2003	2002
Land	—	$206	$210
Buildings	50	2,554	2,539
Furniture and equipment	3-20	2,203	2,292
Leasehold improvements(1)		674	685
Accumulated depreciation		(2,122)	(2,122)

Property and equipment, net		$3,515	$3,604

(1)	Leasehold improvements are depreciated over the shorter of the estimated useful lives of the improvements or the term of the lease.

Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed primarily by using the straight-line method over the estimated useful lives of the related assets.

Routine maintenance and repairs are expensed when incurred. Major replacements and improvements are capitalized. The cost of assets sold or retired and the related accumulated depreciation or amortization are removed from the accounts, with any resulting gain or loss included in net income.

Capitalized Software Costs

Costs associated with the acquisition or development of software for internal use are capitalized and amortized over the expected useful life of the software, generally between three and seven years. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that it allows the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period incurred.

Goodwill and Other Intangible Assets

Management evaluates the recoverability of goodwill and other indefinite-lived intangible assets annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. One of the triggering events for possible goodwill impairment is a “more-likely-than-not” expectation that the reporting unit will be sold. Given the fact that as of year-end 2003 management had been authorized by the Board of Directors to sell Eckerd and was engaged in active negotiations with interested parties, a goodwill impairment review was performed at the Eckerd reporting level.

Management completed the two-step impairment test prescribed by SFAS No. 142, “Goodwill and Other Intangible Assets.” In step one of the test, to determine the fair value of Eckerd as a whole, management developed an estimate based on the bid amounts received, and determined that, as of year-end 2003, an indication of impairment existed because the carrying amount of Eckerd net assets, including goodwill, exceeded fair value. In step two, management completed a detailed analysis to assign fair values to all of the Eckerd assets and liabilities, including identifying and valuing any unrecognized intangible assets that have current value. Management compared the resulting implied fair value of goodwill to the corresponding carrying amount, and determined that there was no impairment of goodwill as of year-end 2003. However, see Note 2 for a related discussion of the presentation of Eckerd results and financial condition as a discontinued operation as of year-end 2003, and related adjustments to reduce the Company’s investment in Eckerd to the fair value less costs to sell, and reflect the estimated tax impact of a potential sale.

Management also performed the annual evaluation of goodwill as it relates to the Company’s investment in its Renner Department Stores in Brazil. The fair value of the Company’s Renner Department Store operation was determined using the expected present value of corresponding future cash flows, discounted at a risk-adjusted rate. Management concluded that there was no evidence of impairment as of year-end 2003.

Since the Company adopted SFAS No. 142 at the beginning of 2002, to present comparable data for 2001 the following table

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

provides a reconciliation of reported income/(loss) and earnings/(loss) per share to adjusted income/(loss) and earnings/(loss) per share, as if SFAS No. 142 had been adopted at the beginning of 2001:

		2001 Earnings/(Loss) Per Share
	Income/(Loss)	Basic	Diluted
Reported income from continuing operations	$182	$0.58	$0.57
Add back: goodwill amortization, net of tax	1	—	—

Adjusted income from continuing operations	$183	$0.58	$0.57

Reported (loss) from discontinued operations	$(84)	$(0.32)	$(0.31)
Add back: goodwill and tradename amortization, net of tax	71	0.27	0.27

Adjusted (loss) from discontinued operations	$(13)	$(0.05)	$(0.04)

Reported net income	$98	$0.26	$0.26
Add back: goodwill and tradename amortization, net of tax	72	0.27	0.27

Adjusted net income	$170	$0.53	$0.53

The 2003 change in the carrying amount of goodwill for continuing operations was as follows:

($ in millions)	Goodwill
Balance as of January 25, 2003	$35
Foreign currency translation adjustment	7

Balance as of January 31, 2004	$42

Amortization of goodwill for continuing operations was $1 million in 2001, before the adoption of SFAS No. 142.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. Factors considered important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results and significant changes in the manner of use of the assets or the Company’s overall business strategies. For long-lived assets held for use, SFAS No. 144 requires that if the sum of the future cash flows expected to result from the use and eventual disposition of a company’s long-lived assets, undiscounted and without interest charges, is less than the reported value of those assets, an evaluation must be performed to determine if an impairment loss has been incurred. The amount of any impairment loss is calculated by subtracting the fair value of the assets from the reported value of the assets. SFAS No. 144 requires that a long-lived asset to be abandoned be considered held and used until it is disposed of. For a long-lived asset to be disposed of by sale or otherwise, the unit of accounting is the group (disposal group) that represents assets to be disposed of together as a group in a single transaction and liabilities directly associated with these assets that will be transferred in the transaction. SFAS No. 144 establishes six criteria that must be met before a long-lived asset may be classified as “held for sale.” Assets that meet those criteria are no longer depreciated and are measured at the lower of carrying amount at the date the asset initially is classified as held for sale or its fair value less costs to sell. See Note 2 for discussion of the presentation of Eckerd net assets as held for sale and the adjustment recorded as of year-end 2003 to reduce the Company’s investment in Eckerd to the fair value less costs to sell.

Based on management’s ongoing review of the performance of its portfolio of stores and other facilities, impairment losses totaling $26 million, $47 million and $42 million in 2003, 2002 and 2001, respectively, were recorded for underperforming department stores and underutilized Catalog and other facilities. These charges are reflected in Real Estate and Other (Income)/Expense, which is a component of Income from Continuing Operations in the accompanying Consolidated Statements of Operations. See further discussion in Note 16.

Exit or Disposal Activity Costs

Beginning in the third quarter of 2002, when the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” costs associated with exit or disposal activities are recorded at their fair values when a liability has been incurred. A liability is recorded upon termination of a contract or when the rights under the contract are no longer being used. Since the Company has an established program for termination benefits upon the closing of a facility, termination benefits are generally considered part of an ongoing benefit arrangement, and accounted for under SFAS No. 112, “Employers’ Accounting for Postemployment Benefits,” and recorded when payment of the benefits is considered probable and reasonably estimable. Under prior accounting guidance, certain exit costs were accrued upon management’s commitment to an exit plan, which is generally before an actual liability has been incurred.

Foreign Currency Translation

Financial statements of subsidiaries outside the U.S. are measured using the local currency as the functional currency. Assets and liabilities for these subsidiaries are translated into U.S. dollars at the exchange rates in effect at the balance sheet date, while revenues and expenses are translated using average currency rates during the reporting period. Adjustments from such translations are accumulated in the equity section of the Consolidated Balance Sheets under Accumulated Other Comprehensive (Loss).

Effect of New Accounting Standards

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” which establishes criteria to identify variable interest entities (VIE) and the primary beneficiary of such entities. An entity that qualifies as a VIE must be consolidated by its primary beneficiary. All other holders of interests in a VIE must disclose the nature, purpose, size and

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

activity of the VIE as well as their maximum exposure to losses as a result of involvement with the VIE. FIN 46 was revised in December 2003 and is effective for financial statements of public entities that have special-purpose entities, as defined, for periods ending after December 15, 2003. For public entities without special-purpose entities, it is effective for financial statements for periods ending after March 15, 2004. The Company does not have any special-purpose entities, as defined (other than an entity within its discontinued operations that was established for the purpose of selling securitized receivables and is fully described in the 2002 Annual Report), and is currently evaluating the provisions of this statement. The Company does not expect FIN 46 to have a material effect on its financial statements.

2 DISCONTINUED OPERATIONS

Eckerd Drugstores

During the fourth quarter of fiscal 2003, the Company’s Board of Directors authorized Company management to sell the Eckerd Drugstore operation. Management is currently in active negotiations with interested parties. Having met the criteria of SFAS No. 144, Eckerd’s net assets have been classified as “held for sale” and their results of operations and financial position presented as a discontinued operation as of year-end 2003. All prior periods presented have been reclassified to conform to this accounting treatment.

For fiscal 2003, the $1,275 million loss from Eckerd discontinued operations, net of tax, includes a non-cash charge of $450 million to reflect the investment in Eckerd at its estimated fair value less costs to sell and a charge of $875 million to recognize an estimated deferred tax liability for the excess of estimated fair value over the tax basis of Eckerd’s net assets. The tax basis of Eckerd is lower than its book basis because the Company’s drugstore acquisitions were largely tax-free transactions. See further discussion of management’s evaluation of potential goodwill impairment under SFAS No. 142 in Note 1.

The fiscal 2003 loss from discontinued operations excludes the future operating results and any future gains or losses resulting from the pending sale of Eckerd. The final financial impact of the pending sale of Eckerd is dependent upon the results of the final negotiations with the ultimate buyer(s).

Mexico Department Stores

Effective November 30, 2003, the Company closed on the sale of its six Mexico department stores to Grupo Sanborns S.A. de C.V. of Mexico City. The stock sale transaction, which included the Mexico holding company and operating companies comprising JCPenney’s Mexico department store operation, resulted in a loss of $14 million, net of a $27 million tax benefit. The loss was principally related to currency translation losses of $25 million accumulated since operations began in 1995 that were previously reflected as reductions to stockholders’ equity. Additional components of the loss include potential liability on certain store leases, inventory shrinkage and transaction costs.

Direct Marketing Services

In 2001, the Company closed on the sale of its J. C. Penney Direct Marketing Services, Inc. (DMS) assets, including its J. C. Penney Life Insurance subsidiaries and related businesses, to a U.S. subsidiary of AEGON, N.V. DMS was reflected as a discontinued operation in the 2000 Annual Report, with an estimated net loss of $296 million on a planned sale. In 2001, the transaction closed earlier than anticipated, resulting in an additional loss of $16 million. In 2002, tax regulation changes enabled the Company to take additional capital loss deductions, resulting in a $34 million gain on the sale of discontinued operations for the year. In 2003, the tax liability was reduced by $4 million because of a tax audit.

The Company’s financial statements have been presented to reflect Eckerd, Mexico and DMS as discontinued operations for all periods presented. Results of the discontinued operations are summarized below:

Discontinued Operations

($ in millions)	2003	2002	2001
Eckerd
Net sales	$15,137	$14,643	$13,847

Gross margin	3,487	3,419	3,113
Selling, general and administrative expenses	(3,196)	(3,007)	(2,905)
Interest expense(1)	(163)	(161)	(153)
Acquisition amortization	(40)	(42)	(120)
Other	(7)	(5)	1
Fair value adjustment	(450)	—	—

(Loss)/income before income taxes	(369)	204	(64)
Income tax expense	906 (2)	75	1

Eckerd (loss)/income from operations	(1,275)	129	(65)

Mexico (loss) from operations, net of income tax expense/(benefit) of $1, $8 and $(4)(3)	(7)	(43)	(3)
(Loss) on sale of Mexico, net of income tax (benefit) of $(27)	(14)	—	—
Gain/(loss) on sale of DMS, net of income tax (benefit) of $(4), $(34) and $(6)	4	34	(16)

Total discontinued operations	$(1,292)	$120	$(84)

(1)	Eckerd interest expense consists primarily of interest on the intercompany loan between Eckerd and JCPenney. The loan balance was initially based on the allocation of JCPenney debt to the Eckerd business to reflect a competitive capital structure within the drugstore industry. Since inception, the loan balance has fluctuated based on Eckerd cash flow requirements. The loan balance, together with accrued interest and other intercompany payables, was $1,212 million, $1,151 million and $1,597 million at the end of 2003, 2002 and 2001, respectively. The loan bears interest at JCPenney’s weighted average interest rate on its net debt (long-term debt net of short-term investments) calculated on a monthly basis. The weighted average interest rate was 13.76% for 2003, 12.05% for 2002 and 9.05% for 2001.

(2)	Includes $875 million of deferred income tax expense for the book/tax basis difference.

(3)	Components of Mexico operations are not presented due to immateriality.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The assets and liabilities of discontinued operations were as follows:

	2003	2002
($ in millions)	Eckerd	Eckerd	Mexico	Total
Cash and short-term investments	$7	$8	$6	$14
Receivables	441	494	3	497
Merchandise inventory	1,986	1,963	12	1,975
Prepaid expenses	33	27	1	28

Total current assets	2,467	2,492	22	2,514
Property and equipment, net	1,468	1,297	––	1,297
Goodwill	2,269	2,269	––	2,269
Intangible assets	443	494	––	494
Other assets	157	172	3	175

Total Assets	$6,804	$6,724	$25	$6,749

Accounts payable and accrued expenses	$1,422	$1,439	$—	$1,439
Current deferred taxes	87	91	––	91

Total current liabilities	1,509	1,530	––	1,530
Long-term deferred taxes	218	232	––	232
Other liabilities	259	254	––	254

Total Liabilities	$1,986	$2,016	$—	$2,016

JCPenney’s net investment	$4,818	$4,708	$25	$4,733
Fair value adjustment	(450)

Fair value of JCPenney’s investment in Eckerd	$4,368

As of January 31, 2004, Eckerd securitized managed care receivables totaled $218 million. This securitization program would be terminated and the debt paid upon closing of a sale of Eckerd. The unwinding of the securitization transaction was included in the determination of the Eckerd fair value adjustment.

3 EARNINGS PER SHARE

Income from continuing operations and shares used to compute income per share from continuing operations, basic and diluted, are reconciled below:

(in millions)	2003	2002	2001
Income from continuing operations	$364	$285	$182
Less: preferred stock dividends	25	27	29

Income from continuing operations, basic	$339	$258	$153
Adjustment for assumed dilution: Interest of 5% convertible debt, net of tax	22	22	––

Income from continuing operations, diluted	$361	$280	$153

Shares:
Average common shares outstanding (basic shares)	272	267	263
Adjustment for assumed dilution:
Stock options and restricted stock units	2	3	4
Shares from convertible debt	23	23	––

Average shares assuming dilution (diluted shares)	297	293	267

The following average potential shares of common stock were excluded from the diluted EPS calculations because their effect would be anti-dilutive:

(shares in millions)	2003	2002	2001
Stock options(1)	8	9	9
$650 million notes convertible at $28.50 per share	––	—	7
Preferred stock	11	11	13

Total anti-dilutive potential shares	19	20	29

(1)	Exercise prices per share ranged from $20 to $71, $21 to $71 and $23 to $71 for 2003, 2002 and 2001, respectively.

4 SUPPLEMENTAL CASH FLOW INFORMATION

($ in millions)	2003	2002	2001
Income taxes paid	$50	$136	$225
Interest paid	420	422	420
Interest received	188	198	201

2003

•	The Company issued 2.4 million shares of common stock to fund the 2002 contribution of $47 million to the savings plan.

2002

•	The Company issued 2.9 million shares of common stock to fund the 2001 contribution of $58 million to the savings plan.

•	The Company exchanged certain notes and debentures with a carrying amount of $227 million for new notes recorded at a fair value of $225 million.

5 OTHER ASSETS

($ in millions)	2003	2002
Real estate investments	$169	$106
Leveraged lease investments	134	131
Capitalized software, net	97	94
Deferred catalog book costs	77	73
Debt issuance costs, net	52	46
Other	27	41

Total	$556	$491

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6 ACCOUNTS PAYABLE AND ACCRUED EXPENSES

($ in millions)	2003	2002
Trade payables	$1,167	$993
Accrued salaries, vacation and bonus	409	413
Customer gift cards/certificates	179	172
Interest payable	132	122
Taxes payable	119	98
Advertising payables	79	72
Workers’ compensation and general liability insurance	63	63
Common dividends payable	35	34
Other(1)	368	307

Total	$2,551	$2,274

(1)	Other includes various components that are individually insignificant such as general accrued expenses related to operations and fixed asset accruals.

7 FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used in estimating the fair values of financial instruments:

Cash and Short-Term Investments

The carrying amount approximates fair value because of the short maturity of these instruments.

Short-Term and Long-Term Debt

Carrying value approximates fair value for short-term debt. The fair value of long-term debt, excluding capital leases, is estimated by obtaining quotes from brokers or is based on current rates offered for similar debt. At January 31, 2004, total notes and debentures had a carrying value of $5.3 billion and a fair value of $5.9 billion. At January 25, 2003, total notes and debentures had a carrying value of $5.2 billion and a fair value of $4.9 billion.

Concentrations of Credit Risk

The Company has no significant concentrations of credit risk.

8 SHORT-TERM DEBT

The Company’s Brazilian subsidiary, Renner, had short-term debt outstanding of $18 million at January 31, 2004 and $13 million at January 25, 2003.

Credit Facility

In May 2002, the Company entered into a three-year, $1.5 billion revolving bank line of credit (credit facility) with a syndicate of banks with JPMorgan Chase Bank as administrative agent. This credit facility replaced a $1.5 billion facility that was scheduled to expire in November 2002 and a $630 million letter of credit facility. The credit facility may be used for general corporate purposes, including the issuance of letters of credit. No borrowings, other than the issuance of trade and standby letters of credit, which totaled $227 million as of the end of 2003, have been made under this credit facility.

Under the credit facility, the Company must maintain an asset coverage ratio, which is eligible inventory to total revolving credit exposure, of at least 1.75 to 1.0. Given that there were no borrowings other than the issuance of letters of credit, this ratio was 14.1 to 1.0 at year-end 2003, far exceeding the requirement.

Additionally, the credit facility includes a financial performance covenant, which consists of a maximum ratio of total debt to consolidated EBITDA (leverage ratio, as defined in the credit agreement, which includes Eckerd) as measured on a trailing four-quarters basis, calculated at each quarter end. As of year-end 2003, the actual leverage ratio was 3.31 to 1.0, well within the prescribed limit of 4.25 to 1.0.

Any indebtedness incurred by the Company under the credit facility is collateralized by all eligible Department Stores and Catalog/Internet domestic inventory, as defined in the credit facility agreement. The security interest can be released as performance improvements are achieved and credit ratings by the rating agencies improve. Pricing is tiered based on the corporate credit ratings for the Company by Moody’s and Standard & Poor’s. Obligations under the credit facility are guaranteed by J. C. Penney Company, Inc. and JCP Real Estate Holdings, Inc., which is a wholly owned subsidiary of the Company.

9 LONG-TERM DEBT

($ in millions)	2003	2002
Issue
6.125% to 9.0% Notes, due 2003 to 2097	$2,165	$1,928
7.125% to 8.125% Debentures, due 2016 to 2037	1,525	1,525
6.5% to 7.05% Medium-term notes, due 2005 to 2015	493	493
5.0% Convertible subordinated notes, due 2008	650	650
8.25% to 9.75% Sinking fund debentures, due 2021 to 2022	313	392
6.0% Original issue discount debentures, due 2006(1)	167	156
6.35% to 7.33% Equipment financing notes, due 2007	21	25

Total notes and debentures	5,334	5,169
Capital lease obligations and other	22	4

Total long-term debt, including current maturities	5,356	5,173
Less: current maturities	(242)	(276)

Total long-term debt	$5,114	$4,897

(1)	Face amount of these OID debentures is $200 million.

Issuance of $600 Million Debt

On February 28, 2003, the Company issued $600 million principal amount of 8.0% Notes Due 2010 (“Notes”). The Notes are redeemable in whole or in part, at the Company’s option at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of such Notes or (b) the sum of the present values

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of the remaining scheduled payments, discounted to the redemption date on a semi-annual basis at the “treasury yield” plus 50 basis points, together in either case with accrued interest to the date of redemption.

Payments Related to Put Bonds and Sinking Fund Debt

In August 2003, bondholders exercised their option to redeem approximately $117 million of the $119 million 6.9% Debentures Due 2026. During the year, the Company retired $62 million of its sinking fund debentures through mandatory payments totaling $25 million and available optional sinking fund payments totaling $37 million. Also in 2003, the Company purchased approximately $17 million of the 8.25% Sinking Fund Debentures Due 2022 and will apply them to unspecified future mandatory sinking fund payments.

Payment of Notes Due

In November 2003, the outstanding amount of the Company’s 6.125% Notes Due 2003, totaling $246 million, matured and was paid in full.

Debt Covenants

The Company has indentures covering approximately $755 million of long-term debt that contain a financial covenant requiring the Company to have a minimum of 200% net tangible assets to senior funded indebtedness (as defined in the indenture, which includes Eckerd). These indentures permit the Company to issue additional long-term debt if it is in compliance with the covenant. At year-end 2003 the Company’s percentage of net tangible assets to senior funded indebtedness was 245%.

Other

The $650 million of 5% Convertible Subordinated Notes Due 2008 are convertible at any time prior to maturity, unless previously redeemed, at the option of the holders into shares of the Company’s common stock at a conversion price of $28.50 per share, subject to certain adjustments. The notes are subordinated to the Company’s senior indebtedness. The notes will not be subordinated to the Company’s trade payables or other general creditors of the Company. The notes are structurally subordinated to all indebtedness and other liabilities of the Company and its subsidiaries. The Company may redeem the notes on or after October 20, 2004.

The 7.4% Debentures Due 2037, principal amount of $400 million, contain put options where the investor may elect to have the debenture redeemed at par on April 1, 2005. Assuming these debenture holders exercise their repayment options, required principal payments on long-term debt over the next five years are as follows:

($ in millions)

2004	2005	2006	2007	2008	2009-2097
$242	$629	$236	$559	$878	$2,845

10 INTEREST EXPENSE, NET

($ in millions)	2003	2002	2001
Short-term debt	$6	$4	$—
Long-term debt	429	403	426
Short-term investments	(30)	(41)	(50)
Other, net	20	22	10
Less: Interest expense of discontinued operations(1)(2)	(164)	(162)	(155)

Total	$261	$226	$231

(1)	Includes interest expense from Mexico Department Stores of $1 million, $1 million and $2 million in 2003, 2002 and 2001, respectively.

(2)	See Note 2 for explanation of interest expense allocated to Eckerd.

11 CAPITAL STOCK

The Company had 46,524 stockholders of record as of January 31, 2004. On a combined basis, the Company’s savings plans, including the Company’s employee stock ownership plan (ESOP), held 44 million shares of common stock or 15.5% of the Company’s common shares after giving effect to the conversion of preferred stock.

Preferred Stock

The Company has authorized 25 million shares of preferred stock; 505,759 and 554,426 shares of Series B ESOP Convertible Preferred Stock were issued and outstanding as of January 31, 2004 and January 25, 2003, respectively. Each share is convertible into 20 shares of the Company’s common stock at a guaranteed minimum price of $30 per common share. Dividends are cumulative and are payable semi-annually at an annual rate of $2.37 per common share equivalent, a yield of 7.9%. Shares may be redeemed at the option of the Company or the ESOP under certain circumstances. The redemption price may be satisfied in cash or common stock or a combination of both, at the Company’s sole discretion.

Preferred Stock Purchase Rights

In January 2002, in connection with the Holding Company formation, the Board of Directors issued one preferred stock purchase right on each outstanding and future share of common stock. JCP’s then-existing rights plan, which was established in March 1999 with terms substantially similar to those of the Company’s 2002 plan, was simultaneously amended so that it expired. The new rights entitle the holder to purchase, for each right held, 1/1000 of a share of Series A Junior Participating Preferred Stock at a price of $140. The rights are exercisable by the holder upon the occurrence of certain events and are redeemable by the Company under certain circumstances as described by the rights agreement. The rights agreement contains a three-year independent director evaluation (TIDE) provision. This TIDE feature provides that a committee of the Company’s independent directors will review the rights agreement at least every three years and, if they deem it appropriate, may recommend to the Board a modification or termination of the rights agreement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12 ACCUMULATED OTHER COMPREHENSIVE (LOSS)/INCOME

($ in millions)	2003		2002	2001
Foreign currency translation adjustments(1)	$(115)		$(140)	$(86)
Non-qualified plan minimum liability adjustment(2)	(82)		(58)	(51)
Net unrealized gains on investments(3)	60		19	14
Other comprehensive (loss) from discontinued operations	(1	)(4)	(24)	(14)

Accumulated other comprehensive (loss)	$(138)		$(203)	$(137)

(1)	A deferred tax asset has not been established due to the historical reinvestment of earnings in the Company’s Brazilian subsidiary.

(2)	Shown net of a deferred tax asset of $52 million, $39 million and $33 million for 2003, 2002 and 2001, respectively.

(3)	Shown net of a deferred tax liability of $32 million, $10 million and $8 million for 2003, 2002 and 2001, respectively.

(4)	Shown net of a deferred tax asset of $1 million for 2003.

13 STOCK-BASED COMPENSATION

In May 2001, the Company’s stockholders approved a new 2001 Equity Compensation Plan (2001 Plan), which initially reserved 16 million shares of common stock for issuance, plus 1.2 million shares reserved but not subject to awards under the Company’s 1997 and 2000 equity plans. The 2001 Plan provides for grants to associates of options to purchase the Company’s common stock, stock awards or stock appreciation rights. No future grants will be made under the 1997 and 2000 plans. At January 31, 2004, 8.7 million shares of stock were available for future grants. Stock options and awards typically vest over performance periods ranging from one to five years. The number of option shares is fixed at the grant date, and the exercise price of stock options is generally set at the market price on the date of the grant. The 2001 Plan does not permit stock options below grant date market value. Options have a maximum term of 10 years. Over the past several years, the Company’s net stock option grants (stock options granted during the year, less any forfeitures or terminations) have averaged about 1.5% of total outstanding stock.

Stock Options

At January 31, 2004, options to purchase 24.5 million shares of common stock were outstanding. If all options were exercised, common shares outstanding (including common equivalents of outstanding preferred stock) would increase by 8.6%. At the end of 2003, 17.6 million, or 72% of the 24.5 million outstanding options, were exercisable. Of those, 56% were “in-the-money” or had an exercise price below the closing price of $26.18 on January 31, 2004, as shown in the following schedule:

(shares in thousands, price is weighted average exercise price)

	Exercisable			Unexercisable			Total
	Shares	%	Price	Shares	%	Price	Shares	%	Price
In-the-money	9,930	56%	$17.44	6,785	99%	$18.80	16,715	68%	$17.99
Out-of-the-money(1)	7,712	44%	45.27	50	1%	32.21	7,762	32%	45.16

Total options outstanding	17,642	100%	$29.59	6,835	100%	$18.93	24,477	100%	$26.61

(1)	Out-of-the-money options are those with an exercise price equal to or above the closing price of $26.18 at the end of 2003.

A summary of stock option activity follows: The following table

(shares in thousands, price is weighted average exercise price)

	Outstanding		Exercisable
	Shares	Price	Shares	Price
January 27, 2001	18,167	$33	6,592	$48
Granted	3,402	16
Exercised	(56)	17
Canceled/forfeited	(2,823)	29

January 26, 2002	18,690	$30	5,840	$48
Granted	4,993	20
Exercised	(610)	15
Canceled/forfeited	(806)	38

January 25, 2003	22,267	$28	14,551	$33
Granted	5,136	20
Exercised	(1,843)	17
Canceled/forfeited	(1,083)	39

January 31, 2004	24,477	$27	17,642	$30

The following table summarizes stock options outstanding at January 31, 2004:

(shares in thousands, price is weighted average)

	Outstanding			Exercisable
Exercise Price range	Shares	Price	Remaining term (years)	Shares	Price
$9.32-$16.00	3,755	$15.01	6.4	3,681	$15.04
$16.06— $19.80	8,696	18.10	8.1	2,374	16.39
$20.01— $24.80	4,223	20.35	8.0	3,844	20.31
$25.31— $28.57	303	27.36	7.2	243	27.17
$32.05— $40.84	3,784	36.17	4.5	3,784	36.17
$43.00— $44.31	680	43.40	2.4	680	43.40
$47.69— $50.91	1,423	48.11	2.2	1,423	48.11
$55.31— $71.28	1,613	67.25	2.6	1,613	67.25

Total	24,477	$26.61	6.4	17,642	$29.59

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company follows the intrinsic value expense recognition provisions of APB 25 as permitted by SFAS No. 123. As a result, no compensation expense is recognized for stock options. As required by SFAS No. 123, the Company estimates the pro forma effect of recording the estimated Black-Scholes fair value of stock options as expense over the vesting period. See Note 1.

Stock Awards

The Company awarded approximately 364,000, 227,000 and 133,000 shares of stock to employees with weighted-average grant-date fair values per share of $19.43, $20.09 and $15.94, respectively, in 2003, 2002 and 2001, respectively. Total expense recorded for stock-based employee compensation awards was $8.2 million, $5.1 million and $7.5 million in 2003, 2002 and 2001, respectively.

The 2001 Plan also provides for grants of restricted stock awards and stock options to outside members of the Board of Directors. Restricted stock awards acquired by such directors are not transferable until a director terminates service. The Company granted shares of common stock totaling 36,682, 21,266 and 18,608 to outside members of the Board of Directors in 2003, 2002 and 2001, respectively. Total expense recorded for these directors’ awards was $0.7 million, $0.5 million and $0.4 million in 2003, 2002 and 2001, respectively.

14 LEASES

The Company conducts the major part of its operations from leased premises that include retail stores, Catalog/Internet fulfillment centers, warehouses, offices and other facilities. Almost all leases will expire during the next 20 years; however, most leases will be renewed or replaced by leases on other premises. Rent expense for real property operating leases totaled $231 million in 2003, $252 million in 2002 and $266 million in 2001, including contingent rent, based on sales, of $23 million, $24 million and $24 million for the three years, respectively.

JCPenney also leases data processing equipment and other personal property under operating leases of primarily three to five years. Rent expense for personal property leases was $80 million in 2003, $85 million in 2002 and $74 million in 2001.

As of January 31, 2004, future minimum lease payments for non-cancelable operating and capital leases were:

($ in millions)	Operating	Capital
2004	$213	$5
2005	186	5
2006	145	5
2007	112	5
2008	99	3
Thereafter	415	—

Total minimum lease payments	$1,170	$23

Present value	$657	$20
Weighted average interest rate	9.2%	5.9%

In December 2003, JCP notified the third party service providers of the six outsourced SSCs of its intent to terminate their services during the first half of 2004. In accordance with the related service contracts, JCP will assume financial responsibility for the building and equipment leases upon termination. The future minimum lease payments under the current third-party agreements for 2004, 2005, 2006, 2007, 2008 and after five years are $16 million, $17 million, $22 million, $11 million, $11 million and $43 million, respectively.

15 RETIREMENT BENEFIT PLANS

The Company provides retirement and other postretirement benefits to substantially all employees (associates), except for associates hired or rehired on or after January 1, 2002, who are not eligible for retiree medical or dental coverage. These benefits are an important part of the Company’s total compensation and benefits program designed to attract and retain qualified and talented associates. The Company’s retirement benefit plans consist of a non-contributory qualified pension plan (primary pension plan), non-contributory supplemental retirement and deferred compensation plans for certain management associates, a 1997 voluntary early retirement program, a contributory medical and dental plan, and a 401(k) and employee stock ownership plan. Total Company expense for all retirement-related benefit plans was $207 million, $106 million and $33 million in 2003, 2002 and 2001, respectively. These plans are described in more detail below. See Note 1 on pages 6-7 for the Company’s accounting policies regarding retirement-related benefits.

Defined Benefit Retirement Plans Primary Pension Plan — Funded

The Company and certain of its subsidiaries provide a non-contributory pension plan to associates who have completed at least 1,000 hours of service generally in a 12 consecutive month period and have attained age 21. The plan is funded by Company contributions to a trust fund, which is held for the sole benefit of participants and beneficiaries. Participants generally become 100% vested in the plan after five years of employment or at age 65. Pension benefits are calculated based on an associate’s average final pay, an average of the social security wage base, and the associate’s credited service (up to 35 years), as defined in the plan document.

Estimated Future Benefit Payments

($ in millions)	Pension Benefits(1)
2004	$196

2005	204

2006	213

2007	222

2008	233

2009-2013	1,327

(1)	Does not include plan expenses.

Supplemental Retirement Plans — Unfunded

The Company has unfunded supplemental retirement plans, which provide retirement benefits to certain management associates and other key employees. The Company pays ongoing benefits from operating cash flow and cash investments. The primary plans are a Supplemental Retirement Plan, a Benefit Restoration Plan and a Voluntary Early Retirement Plan. Benefits for the Supplemental Retirement Plan and Benefits Restoration Plan are based on length of service and final average compensation. The Benefit Restoration Plan is intended to make up benefits that could not be paid by the qualified pension plan due to governmental limits on the amount of benefits and the level of

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

pay considered in the calculation of benefits. The Supplemental Retirement Plan also offers participants who leave the Company between ages 60 and 62 benefits equal to the estimated social security benefits payable at age 62. Participation in this plan is limited to associates who were profit-sharing management associates at the end of 1995. The Voluntary Early Retirement Program was offered in 1997 to management associates who were at least age 55 with a minimum of 10 years of service and who elected to take early retirement. These plans were amended in December 2003 to provide participants a one-time irrevocable election to receive remaining unpaid benefits over a five-year period in equal annual installments. The Company is in the process of implementing this change, which may increase the Company’s annual cash obligations in 2004 depending on participant elections. Several other smaller plans and agreements are also included.

Expense for Defined Benefit Retirement Plans — Expense is based upon the annual service cost of benefits (the actuarial cost of benefits attributed to a period) and the interest cost on plan liabilities, less the expected return on plan assets for the primary pension plan. Differences in actual experience in relation to assumptions are not recognized immediately, but are deferred and amortized over the average remaining service period. The components of net periodic pension expense were as follows:

Primary Pension Plan Expense/(Income)

($ in millions)	2003	2002	2001
Service costs	$75	$71	$83
Interest costs	195	187	183
Projected return on assets	(249)	(274)	(337)
Net amortization	109	40	6
Curtailment gain	—	—	11

Net periodic pension plan expense/(income)	$130	$24	$(76)

Supplemental Plans Expense

($ in millions)	2003	2002	2001
Service costs	$3	$2	$3
Interest costs	23	19	21
Net amortization	8	9	6

Net supplemental plans expense	$34	$30	$30

Assumptions – The weighted average actuarial assumptions used to determine expense for 2003, 2002 and 2001 were as follows:
	2003	2002	2001
Discount rate	7.10%	7.25%	7.75%
Expected return on plan assets	8.9%	9.5%	9.5%
Salary increase	4.0%	4.0%	4.0%

The discount rate used to measure pension expense each year is the rate as of the beginning of the year (i.e., the prior measurement date). The discount rate is based on a portfolio of high quality corporate bonds with similar average cash flow durations to the pension liability. The rate as of the end of 2003, which will be used to measure 2004 pension expense, was reduced to 6.35%. The expected return on plan assets is based on the plan’s long-term asset allocation policy, historical returns for plan assets and overall capital markets, taking into account current and expected market conditions. The actual one-year return on pension plan assets was approximately 19.5% in 2003, compared to a 6.7% loss in 2002. Given lower asset returns over the past few years and lower expected future returns, the Company lowered the expected rate of return on plan assets from 9.5% to 8.9% as of October 31, 2002, which was used to develop the pension expense for 2003. The combination of assumption changes and poor investment returns in 2002 and 2001 resulted in an increase in 2003 pension expense of $106 million. The Company used 9.5% to develop the 2002 pension expense, which was the expected rate of return as of October 31, 2001.

Funded Status – The table below provides a reconciliation of benefit obligations, plan assets and the funded status of the defined benefit pension and supplemental retirement plans. The projected benefit obligation (PBO) is the present value of benefits earned to date by plan participants, including the effect of assumed future salary increases. Assets used in calculating the funded status are measured at the fair value at October 31 (the plan’s measurement date).

Assets and Obligations

	Pension Plans		Supplemental Plans
($ in millions)	2003	2002	2003	2002
Change in PBO
Beginning of year	$2,839	$2,672	$339	$305
Service and interest costs	270	258	26	21
Actuarial loss	379	89	67	40
Benefits (paid)(1)	(186)	(180)	(27)	(27)

End of year	$3,302	$2,839	$405	$339

Change in fair value of plan assets
Beginning of year	$2,886	$2,977	$—	$—
Company contributions	300	300	27	27
Actual return on assets	523	(211)	—	—
Benefits (paid)(1)	(186)	(180)	(27)	(27)

End of year	$3,523	$2,886	$—	$—

Funded status of plan
Excess of fair value over projected benefits	$221	$47	$(405)	$(339)
Unrecognized losses and prior service cost	1,099	1,103	177	116

Prepaid pension cost/(accrued liability)	$1,320	$1,150	$(228)	$(223)

(1)	Does not include plan administrative expenses.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the PBO reconciliation, the actuarial loss increased from $89 million in 2002 to $379 million in 2003 primarily as a result of interest rates generally declining over this period and the Company lowering the discount rate from 7.10% in 2002 to 6.35% in 2003.

In the reconciliation of the fair value of plan assets, the swing of more than $700 million in the actual return on assets, which is net of plan administrative expenses, was due to the poor capital market returns in 2002 and the market rebound in 2003. The one-year return on plan assets at the October 31 measurement date in 2003 and 2002 was 19.5% and (6.7)%, respectively.

The unrecognized losses, including prior service cost, of $1,099 million will be amortized, subject to a corridor as permitted under SFAS No. 87, as pension expense over the average remaining service period of the covered workforce. Such amortization, included in total pension expense, will reduce the prepaid pension cost.

Assumptions to Determine Obligations — The weighted average actuarial assumptions used to determine benefit obligations at the October 31 measurement dates were as follows:

Assumptions	2003	2002	2001
Discount rate	6.35%	7.10%	7.25%
Salary progression rate	4.0%	4.0%	4.0%

Accumulated Benefit Obligation (ABO) — The ABO is the present value of benefits earned to date, assuming no future salary growth. The ABO for the Company’s primary pension plan was $3.0 billion and $2.6 billion as of October 31, 2003 and 2002, respectively. Plan assets of $3.5 billion at year-end 2003 for the primary pension plan exceeded the ABO by approximately $0.5 billion, due to total cash contributions of $600 million made to the plan during 2003 and 2002, combined with strong asset returns of 19.5% in 2003. The ABO for the Company’s unfunded supplemental pension plans was $372 million and $318 million as of October 31, 2003 and 2002, respectively. The unfunded ABO for the supplemental plans exceeded the recorded liability of $228 million at year-end 2003 by $134 million, which required an additional minimum liability adjustment. See further discussion below.

Additional Minimum Liability — At the measurement date of October 31, the fair value of pension plan assets in the primary pension plan exceeded both the PBO and the ABO. Therefore, the Company was not required to reflect a minimum liability adjustment under SFAS No. 87, which would have removed the prepaid pension cost (asset) of $1.3 billion with the offset of approximately $800 million, net of taxes, charged against stockholders’ equity. The prepaid pension cost carried on the Company’s balance sheet as of year-end 2003 represents pension funding as well as return on plan assets in excess of pension expense recognized through the statement of operations. The prepaid pension cost has accumulated from the inception of the pension plan in 1966 principally as a result of the Company’s policy to target a funded ratio in the range of 110% to 130%.

As a result of the weakness in the global equity markets over the past several years, the pension surplus of the defined benefit pension plan declined from approximately $1.2 billion in 2000 to a surplus of $45 million at the measurement date in 2002. With the strong return on plan assets in 2003, this surplus has increased to $219 million at the 2003 measurement date. A minimum liability adjustment for the supplemental retirement plan was required again in 2003 due to the ABO exceeding the recorded liability.

In addition to the accrued liability for the supplemental retirement plans, the additional minimum liability balance was $134 million and $97 million in 2003 and 2002, respectively. A charge was recorded to stockholders’ equity, net of income tax benefits, as a component of other comprehensive loss in the amount of approximately $24 million. This adjustment does not impact current year earnings or the funding requirements of the plan. See the Consolidated Statements of Stockholders’ Equity for the charge included in other comprehensive income for each year.

Plan Assets

The fair value of pension plan assets as of October 31, 2003 and 2002, by asset category as a percent to total, and target allocation ranges are as follows:

		Plan Assets
Asset Category	Target Allocation Ranges	October 31, 2003	October 31, 2002
Equity securities(1)	65% –75%	62%	58%
Debt securities	15% – 25%	20%	21%
Real estate	5% – 15%	9%	11%
Cash and other(1)	0% – 5%	9%	10%

Total		100%	100%

(1)	Cash investments exceeded the targeted range, and equity securities were less than the targeted range temporarily, due to the timing of contributions relative to investments made in equity and fixed income securities.

Asset Allocation Strategy — The Company’s investment strategy is designed to provide a rate of return that, over the long term, increases the ratio of plan assets to liabilities by maximizing investment return on assets, at an appropriate level of volatility risk. The plan’s asset portfolio is actively managed and invested primarily in equity securities, which have historically provided higher returns than debt portfolios, balanced with fixed income (i.e, debt securities) and other asset classes to maintain an efficient risk/return diversification profile. This strategy allows the pension plan to serve as a funding vehicle to secure benefits for Company associates, while at the same time being cost effective to the Company. The risk of loss in the plan’s equity portfolio is mitigated by investing in a broad range of equity types. Equity diversification includes large-capitalization and small-capitalization companies, growth-oriented and value-oriented investments, and U.S. and non-U.S. securities. Investment types, including high-yield versus investment-grade

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

debt securities, illiquid assets such as real estate, the use of derivatives, and Company securities are set forth in written guidelines established for each investment manager and monitored by the Company. Direct investments in JCPenney securities are not permitted, even though ERISA rules allow such investments up to 10% of a plan’s assets. The plan’s asset allocation policy is designed to meet the plan’s future pension benefit obligations. The policy is periodically reviewed and re-balanced if necessary to ensure that the mix continues to be appropriate relative to established targets and ranges.

The Company has an internal Benefit Plan Investment Committee, consisting of senior executives, who have established and oversee risk management practices associated with the management of the plan’s assets. Key risk management practices include having an established and broad decision-making framework in place, focused on long-term plan objectives. This framework consists of the Company, third-party investment managers, a third-party investment consultant, a third-party actuary and a third-party trustee/custodian. The funded status of the plan is monitored with updated market and liability information at least annually. Actual asset allocations are monitored monthly and rebalancing actions are executed at least quarterly, if needed. To manage the risk associated with an actively managed portfolio, the Company reviews each manager’s portfolio on a quarterly basis and has written manager guidelines in place, which are adjusted as necessary to ensure appropriate diversification levels. Also, annual audits of the investment managers are conducted by independent auditors. Finally, to minimize operational risk, the Company utilizes a master custodian for all plan assets, and each investment manager reconciles its account with the custodian at least quarterly, and annual audits of the plan’s financial statements are conducted by the Company’s independent auditors.

Other Postretirement Benefits

The Company provides medical and dental benefits to retirees based on age and years of service. Benefits under these plans are paid through a voluntary employees beneficiary association trust; however, this is not considered to be a pre-funding arrangement under SFAS No. 106. The Company provides a defined dollar commitment toward retiree medical premiums. In 2001, the Company amended these plans to freeze eligibility for retiree coverage and to further reduce and limit the Company’s contributions toward premiums. These changes were accounted for as a negative plan amendment in accordance with SFAS No. 106. Accordingly, the effects of reducing eligibility and Company contributions toward retiree premiums are being amortized over the remaining years of service to eligibility of the active plan participants. The Company began recognizing the costs under the amended plans in the third quarter of 2001. The decrease in the other postretirement expense presented in the table below is due to these plan changes.

Medicare Reform Act — The Company’s accumulated post retirement benefit obligation (APBO) and net cost recognized for other postretirement plans do not reflect the effects of the Medicare Prescription Drug Improvement and Modernization Act of 2003 (Act) passed in December 2003. The provisions of the Act provide for a federal subsidy for plans that provide prescription drug benefits and meet certain qualifications. Specific authoritative guidance on the accounting for the federal subsidy is pending and when that guidance is issued, it could require the Company to change information related to its actuarially determined APBO and net cost for other postretirement benefit plans. There is no impact on 2003 since the measurement date for the Company’s other postretirement benefit plans was October 31, 2003, which was prior to the date the Act was passed.

Postretirement (Income)/Expense

($ in millions)	2003	2002	2001
Service costs	$3	$3	$4
Interest costs	13	16	24
Net amortization	(20)	(16)	(9)

Net periodic postretirement benefit (income)/expense	$(4)	$3	$19

The discount rates used for the postretirement plan are the same as those used for the defined benefit plans, as disclosed on page 16, for all periods presented. Changes in the postretirement benefit obligation are as follows:

Postretirement Benefit Obligation

($ in millions)	2003	2002
Benefit obligation, beginning of year	$186	$227
Service and interest cost	16	19
Participant contributions	37	27
Actuarial (gain)	(27)	(41)
Gross benefits paid	(41)	(46)

Net postretirement obligation	$171	$186

The Company’s postretirement benefit plans were amended in 2001 to reduce the per capita dollar amount of the benefit costs that would be paid by the Company. Thus, changes in the assumed or actual health care cost trend rates do not materially affect the APBO or the Company’s annual expense.

Cash Contributions

Although no additional funding was required under ERISA, the Company made voluntary contributions of $300 million, or $190 million after tax, to its pension plan in October of both 2003 and 2002.

For the qualified pension plan, the Company does not expect to be required to make a contribution in 2004 under ERISA. It may decide to make a discretionary contribution, however, depending on market conditions and the resulting funded position of the plan. The Company’s policy with respect to funding the qualified plan is to fund at least the minimum required by ERISA of 1974, as amended, and not more than the maximum

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

amount deductible for tax purposes. The Company does not currently have minimum funding requirements, as set forth in employee benefit and tax laws. All contributions made to the funded pension plan for 2003 and 2002 were voluntary. Contributions to the unfunded non-qualified supplemental retirement plans are equal to the amount of benefit payments made to retirees throughout the year, and for 2004 are anticipated to be approximately $28 million.

All benefit payments for other postretirement benefits are voluntary, as the postretirement plans are not funded and are not subject to any minimum regulatory funding requirements. Benefit payments for each year represent claims paid for medical and life insurance. The Company estimates the 2004 postretire-ment plan payments will approximate $12 million and will be made from cash generated from operations.

Defined Contribution Plans

The Company’s Savings, Profit-Sharing and Stock Ownership Plan is a defined contribution plan available to all eligible associates of the Company and certain subsidiaries. Additionally, the Company has a Mirror Plan, which is offered to certain management associates. Associates who have completed at least 1,000 hours of service within an eligibility period (generally 12 consecutive months) and have attained age 21 are eligible to participate in the plan. Vesting of Company contributions occurs over a five-year period. The Company contributes to the plan an amount equal to 4.5% of the Company’s available profits, as well as discretionary contributions designed to generate a competitive level of benefits. Total Company contributions for 2003 and 2002 were $45 million and $47 million, respectively, of which discretionary contributions were $19 million and $20 million in each respective year. Associates have the option of reinvesting matching contributions made in Company stock into a variety of investment options, primarily mutual funds.

Total Company expense for defined contribution plans, including the Mirror Plan, for 2003, 2002 and 2001 was $47 million, $49 million and $60 million, respectively.

16 REAL ESTATE AND OTHER (INCOME)/EXPENSE

($ in millions)	2003	2002	2001
Real estate activities	$(28)	$(25)	$(31)
Net gains from sale of real estate	(51)	(16)	(57)
Asset impairments, PVOL and other unit closing costs	57	75	70
Centralized merchandising process (ACT) costs	—	—	36
Other	5	25	30

Total	$(17)	$59	$48

Real Estate Activities and Net Gains from Sale of Real Estate

Real estate activities consist of operating income for the Company’s real estate subsidiaries. The Company recognized net gains on the sale of facilities that were no longer being used in Company operations and investments in real estate partnerships.

Asset Impairments, PVOL and Other Unit Closing Costs

In 2003 the Company recorded charges of $57 million for asset impairments, the present value of lease obligations (PVOL) and other unit closing costs. These costs consisted of $22 million of accelerated depreciation for Catalog facilities closed in the second quarter of 2003, $26 million of asset impairments and $11 million of unit closing costs related primarily to remaining lease obligations. Costs were net of a $2 million reduction to a reserve established as part of the Company’s sale of its proprietary credit card receivables to General Electric Capital Corporation in 1999. This reserve was originally $20 million and was established to cover potential bad debts on certain types of accounts. Remaining reserve balances were $1 million as of January 31, 2004 and $3 million as of January 25, 2003.

The Company recorded charges of $75 million in 2002 related primarily to asset impairments and PVOL for certain department stores, catalog and other facilities. The impairment charges resulted from the Company’s ongoing process to evaluate the productivity of its asset base.

The Company recorded charges of $70 million in 2001, comprised of asset impairments and PVOL and including $28 million of restructuring charges that principally represented adjustments to the 2000 store closing plan and a modification to include two additional units.

Centralized Merchandising Process (ACT) Costs

In 2001, the Company incurred $36 million of costs related to Accelerating Change Together (ACT). ACT was a fundamental rebuilding of the Department Store process and organization, creating a centralized buying organization. ACT required process and organizational restructuring throughout the Company’s corporate and field structure for Department Stores. Incremental ACT costs over the two-year transition period (2000-2001) totaled $91 million. Including $20 million of capitalized hardware and software costs, total ACT expenditures were $111 million. Beginning in 2002, costs associated with centralized merchandising resulting from the ACT initiative are included in operating results.

Other

Other includes operating losses of $10 million in 2002 and $19 million in 2001 related to third-party fulfillment operations that were discontinued in 2002.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17 RESTRUCTURING RESERVES

The following table presents the 2003 activity and balances of the reserves established principally in 2000 in connection with the Company’s formal restructuring initiatives:

($ in millions)	Balance 1/25/03	Cash Payments	Other Adjustments	Balance 1/31/04
PVOL	$26	$(14)	$3	$15
Contract cancellations	2	(2)	—	—

Total	$28	$(16)	$3	$15

The current portion of the reserve is $7 million and $17 million for 2003 and 2002, respectively, and is included in accounts payable and accrued expenses. Costs are being charged against the reserves as incurred. Imputed interest expense associated with the discounting of these lease obligations is included in Real Estate and Other (Income)/Expense. Reserves are reviewed for adequacy on a periodic basis and are adjusted as appropriate. The balance of the reserves relates principally to future lease obligations for department stores closed as part of restructuring programs in prior years, and does not include future lease obligations for department stores closed outside the formal plan. Most of the remaining obligations should be paid by the end of 2005 when the majority of the leases will have terminated.

18 INCOME TAXES

Deferred tax assets and liabilities reflected in the accompanying Consolidated Balance Sheets were measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities from continuing operations as of January 31, 2004 and January 25, 2003 were comprised of the following:

($ in millions)	2003	2002
Deferred tax assets
Pension and other retiree obligations	$267	$248
Workers’ compensation/general liability	83	85
Accrued vacation pay	51	49
Closed unit reserves	19	28
State taxes and net operating losses	164	133
Other(1)	81	74

Total deferred tax assets	665	617
Less valuation allowance	(108)	(80)

Net deferred tax assets	$557	$537

Deferred tax liability
Depreciation and amortization	$886	$853
Prepaid pension	539	470
Leveraged leases	280	287
Inventories	102	26
Discontinued operations–Eckerd fair value over tax basis	875	—
Other(2)	35	49

Total deferred tax liabilities	2,717	1,685

Net deferred tax (liabilities)	$(2,160)	$(1,148	)(3)

(1)	Includes certain accrued items not deductible for tax purposes until paid, such as deferred compensation and severance benefits. Also includes certain deferred income items currently recognized for tax purposes.

(2)	Includes deferred tax items related to prepaid expenses, property taxes and original issue discount.

(3)	A current deferred tax asset of $11 million is included in Receivables.

At the end of 2003, the Company established an estimated current deferred tax liability of $875 million based on the pending sale of Eckerd. In accordance with SFAS No. 109, a tax liability for the excess of financial reporting basis over the outside tax basis of an investment in a subsidiary shall be recognized when it is apparent that the temporary difference will reverse in the foreseeable future. This criteria was met as of year-end 2003 with Eckerd classified as a discontinued operation.

Deferred tax assets are evaluated for recoverability based on estimated future taxable income. The character and nature of future taxable income may not allow the Company to realize certain tax benefits of state net operating losses (NOLs) within the prescribed carryforward period. Accordingly, a valuation allowance has been established for the amount of deferred tax assets generated by state NOLs which may not be realized.

Deferred tax liabilities are evaluated and adjusted as appropriate considering the progress of audits of various taxing jurisdictions. Management does not expect the outcome of tax audits to have a material adverse effect on the Company’s financial condition, results of operations or cash flow. Many years of data have been incorporated into the determination of tax reserves and the Company’s estimates have been reasonable.

U.S. income and foreign withholding taxes were not provided on certain unremitted earnings of international affiliates that the Company considers to be permanent investments.

Income tax expense for continuing operations is as follows:

Income Tax Expense for Continuing Operations

($ in millions)	2003	2002	2001
Current
Federal and foreign	$40	$22	$70
State and local	5	13	3

	45	35	73

Deferred
Federal and foreign	126	90	11
State and local	11	5	8

	137	95	19

Total	$182	$130	$92

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of the statutory federal income tax rate to the effective rate for continuing operations is as follows:

Reconciliation of Tax Rates for Continuing Operations

(percent of pre-tax income)	2003	2002	2001
Federal income tax at statutory rate	35.0%	35.0%	35.0%
State and local income tax, less federal income tax benefit	2.1	2.8	2.6
Tax effect of dividends on ESOP shares	(2.6)	(6.0)	(2.6)
Other permanent differences and credits	(1.3)	(0.3)	(1.6)

Effective tax rate for continuing operations	33.2%	31.5%	33.4%

The overall tax rates for continuing operations were 33.2%, 31.5% and 33.4% for 2003, 2002 and 2001, respectively. The income tax rate was lower in 2002 than it otherwise would have been because of the tax law change allowing the deductibility of all dividends paid to the Company’s savings plan, with a one-time provision to include certain of the prior year’s dividends with the 2002 deduction.

19 LITIGATION, OTHER CONTINGENCIES AND GUARANTEES

The Company is subject to various legal and governmental proceedings involving routine litigation incidental to the business, including being a co-defendant in a class action lawsuit involving the sale of insurance products by a former subsidiary of the Company. A reserve has been established based on management’s best estimates of the Company’s potential liability in certain of these matters. These estimates have been developed in consultation with in-house and outside counsel and is based upon a combination of litigation and settlement strategies. While no assurance can be given as to the ultimate outcome of these matters, management currently believes that the final resolution of these actions, individually or in the aggregate, will not have a material adverse effect on the results of operations, financial position, liquidity or capital resources of the Company.

In 2002, management engaged an independent engineering firm to evaluate the Company’s established reserves for potential environmental liability associated with facilities, most of which the Company no longer operates. Funds spent to remedy these sites are charged against such reserves. A range of possible loss exposure was developed and the reserve was increased in 2002 to an amount that the Company continues to believe is adequate to cover estimated potential liabilities.

In December 2003, as part of the previously discussed cost savings initiative, JCP notified the third-party service providers of the six SSCs that were initially outsourced of its intent to terminate their services during the first half of 2004. On January 30, 2004, JCP purchased the equipment of four outsourced SSCs for $34 million. In accordance with the related service contracts, JCP will assume financial responsibility for the building and equipment leases upon termination. As of January 31, 2004, JCP’s potential obligation related to the building and equipment leases was $120 million.

JCP, through a wholly owned subsidiary, has investments in 15 partnerships that own regional mall properties, seven as general partner and eight as a limited partner. JCP’s potential exposure to risk is greater in partnerships in which it is a general partner. Mortgages on the seven general partnerships total approximately $345 million; however, the estimated market value of the underlying properties is approximately $600 million. These mortgages are non-recourse to JCP, so any financial exposure is minimal. In addition, the subsidiary has guaranteed loans totaling approximately $18 million related to investments in one real estate investment trust. The estimated market value of the underlying properties significantly exceeds the outstanding mortgage loans, and the loan guarantee to market value ratio is less than 6% as of January 31, 2004. In the event of possible default, the creditors would recover first from the proceeds of the sale of the properties, next from the general partner, then from other guarantors before JCP’s guarantee would be invoked. As a result, management does not believe that any potential financial exposure related to these guarantees would have a material impact on the Company’s financial position or results of operations.

As part of the 2001 DMS sale, the Company signed a guarantee agreement with a maximum exposure of $20 million. This relates to the 1994 sale of a block of long-term care business by a former subsidiary to a third party. As part of the 1994 sale agreement, the purchaser was required to maintain adequate reserves in a trust. The Company’s guarantee is the lesser of any reserve shortfall or $20 million. Any potential claims or losses are first recovered from established reserves, then from the purchaser and finally from any state insurance guarantee fund before the Company’s guarantee would be invoked. It is uncertain if, or when, the Company would be required to pay any claims under this guarantee.